                                                                   EXHIBIT 23(b)

                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors
Keyport Life Insurance Company

The audit referred to in our report dated February 16, 1996, included the related financial statement schedule as of December 31, 1995, which is included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 16, 1996 contains an explanatory paragraph that refers to a change in accounting by the Company to adopt the provisions of the Statement of Financial Accounting Standards No. 115. "Accounting for Certain Investments in Debt and Equity Securities", effective January 1, 1994.


                                                  /s/ KPMG Peat Marwick LLP






Boston, Massachusetts
July 30, 1996







=95770